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December 10, 2021

Columbia Funds Series Trust

290 Congress Street

Boston, Massachusetts 02210

BMO Funds, Inc.

790 North Water Street, Suite 1100

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

Columbia Funds Series Trust, a Delaware statutory trust (the “Acquiring Company”), on behalf of each of its series listed on Schedule A attached hereto and incorporated herein by reference,1 and BMO Funds, Inc., a Wisconsin corporation (the “Target Company” and together with the Acquiring Company, each a “Company” and collectively, the “Companies”), on behalf of each of its series listed on Schedule A, have requested our opinion regarding certain federal income tax consequences of the reorganization (each a “Reorganization” and collectively, the “Reorganizations”) of each Target Fund listed on Schedule A into the Acquiring Fund listed on Schedule A opposite such Target Fund’s name.

The Reorganizations will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of October 5, 2021, entered into by the Acquiring Company, on behalf of the Acquiring Funds, and the Target Company, on behalf of the Target Funds, and for purposes of paragraphs 6.8, 10.2, 12.2 and 15 thereof only, BMO Asset Management Corp. and for purposes of paragraphs 10.2, 12.2 and 15 thereof only, Columbia Management Investment Advisers, LLC (the “Plan”). Each Reorganization contemplates the transfer of all the assets of the Target Fund to its corresponding Acquiring Fund as set forth on Schedule A solely in exchange for voting common shares of beneficial interest (“Acquisition Shares”) of the corresponding Acquiring Fund and the assumption by the corresponding Acquiring Fund of all the Obligations (as defined in the Plan) of the Target Fund. As part of each Reorganization, the Target Fund will immediately thereafter distribute pro rata, by class, to its shareholders of record all the Acquisition Shares so received in complete liquidation of the Target Fund, and the Target Fund as soon as practicable thereafter will be dissolved and terminated under applicable state law.

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of each Company, on behalf of itself and its respective Funds, in letters dated December 10, 2021 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions set forth in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

1 Each series listed under the heading “Target Fund” on Schedule A is referred to herein as a “Target Fund,” each series listed under the heading “Acquiring Fund” on Schedule A is referred to herein as an “Acquiring Fund” and each Target Fund and each Acquiring Fund is referred to herein as a “Fund” and collectively, as the “Funds.”

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Columbia Funds Series Trust

BMO Funds, lnc.

December 10, 2021

Our opinions are based, in part, on the assumptions that (i) each Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) and (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Reorganization, that for federal income tax purposes:

1.

The transfer by the Target Fund of all its assets to its corresponding Acquiring Fund solely in exchange for Acquisition Shares of the corresponding Acquiring Fund and the assumption by the corresponding Acquiring Fund of all the Obligations of the Target Fund, immediately followed by the pro rata, by class, distribution of all the Acquisition Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the termination and dissolution of the Target Fund as soon as practicable thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such Reorganization.

2.

No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of its corresponding Target Fund solely in exchange for Acquisition Shares of such Acquiring Fund and the assumption by such Acquiring Fund of all the Obligations of the corresponding Target Fund. (Section 1032(a) of the Code).

3.

No gain or loss will be recognized by the Target Fund upon the transfer of all its assets to its corresponding Acquiring Fund solely in exchange for Acquisition Shares of the corresponding Acquiring Fund and the assumption by the corresponding Acquiring Fund of all the Obligations of such Target Fund or upon the distribution (whether actual or constructive) of the Acquisition Shares so received to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.

No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquisition Shares of the corresponding Acquiring Fund. (Section 354(a) of the Code).

Columbia Funds Series Trust

BMO Funds, lnc.

December 10, 2021

5.

The aggregate basis of the Acquisition Shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.

The holding period of the Acquisition Shares received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.

The basis of the assets of the Target Fund received by its corresponding Acquiring Fund will be the same as the basis of such assets in the hands of such Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.

The holding period of the assets of the Target Fund received by the corresponding Acquiring Fund will include the period during which such assets were held by such Target Fund. (Section 1223(2) of the Code).

9.

The Acquiring Fund will succeed to and take into account the items of the corresponding Target Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder. (Section 381(a) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganizations on a Target Fund, an Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Company has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Each Fund is a separate series of its respective Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Each Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Reorganization occurs. All the outstanding shares of each Target Fund are treated as equity for federal income tax purposes. All the Acquisition Shares of each Acquiring Fund issued in a Reorganization will be treated as equity for federal income tax purposes.

Columbia Funds Series Trust

BMO Funds, lnc.

December 10, 2021

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, each Acquiring Fund will acquire all the assets of its corresponding Target Fund solely in exchange for Acquisition Shares of such Acquiring Fund and the assumption by the Acquiring Fund of all the Obligations of the corresponding Target Fund. The Acquisition Shares issued to each Target Fund will have the same aggregate net asset value, as of the close of regular trading on the New York Stock Exchange on the Valuation Date (as defined in the Plan) (the “Valuation Time”), as the aggregate value of the net assets of such Target Fund transferred to its corresponding Acquiring Fund as of such time. Immediately thereafter, each Target Fund will distribute pro rata, by class, to its shareholders of record all the Acquisition Shares so received in complete liquidation of the Target Fund, and as soon as practicable thereafter, the Target Fund will be dissolved and terminated under applicable state law. The assets of each Target Fund to be acquired by its corresponding Acquiring Fund will consist of all its assets, including, without limitation, all portfolio securities and other assets that would be shown on its schedule of investments, cash, dividends and interest receivable, claims or rights of action, books and records, receivables for shares sold and all other tangible and intangible assets owned by such Target Fund, including any prepaid expenses shown as an asset on the books of such Target Fund as of the Effective Time. As set forth in the Representation Letters, in each Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the corresponding Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the corresponding Target Fund’s gross assets held immediately prior to the Reorganization.

As a result of each Reorganization, every shareholder of the Target Fund will own Acquisition Shares of the corresponding Acquiring Fund that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund shares held by such shareholder as of the Valuation Time.

Following each Reorganization, the Acquiring Fund will continue its corresponding Target Fund’s historic business in that it will have a similar investment objective and similar investment strategies, policies, risks and restrictions as the Target Fund. In addition, each Acquiring Fund will use a significant portion of its corresponding Target Fund’s historic business assets in its business. Prior to the Effective Time, a portion of each Target Fund’s portfolio may have been repositioned solely due to differences in particular security selections by the portfolio managers of the Target Fund and corresponding Acquiring Fund from the securities available to the portfolio managers of both Funds consistent with the Target Fund’s investment objective, strategies, policies, risks and restrictions. At least thirty-four percent (34%) of the total fair market value of each Target Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Directors of the Target Company approved the Reorganizations and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the corresponding Acquiring Fund (collectively, the “34% Test”). Neither Target Fund altered, or will alter, its portfolio in connection with its respective Reorganization to meet the 34% Test. No Fund modified any of its investment objective, strategies, policies, risks or restrictions to meet the 34% Test or in connection with its respective Reorganization. Neither Acquiring Fund has any plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after its respective Reorganization, except as required by the 1940 Act and the rules and regulations thereunder.

The Board of Trustees of the Acquiring Company and the Board of Directors of the Target Company (each a “Board”) determined, with respect to each of its Funds participating in a Reorganization, that the Plan and the transactions contemplated thereunder are in the best interests of such Fund and that the interests of the shareholders of such Fund will not be diluted as a result of its Reorganization. In making such determination, each Board considered a number of factors as set forth under the heading “Section A – Proposals 1-5: Reorganization Proposals - Additional Information about the Reorganizations – Board Considerations” in the Combined Proxy Statement/Prospectus dated October 6, 2021 relating to the Registration Statement (as defined below).

Columbia Funds Series Trust

BMO Funds, lnc.

December 10, 2021

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of all the assets of a Target Fund, pursuant to the Plan, to its corresponding Acquiring Fund solely in exchange for Acquisition Shares of the corresponding Acquiring Fund and the assumption by the corresponding Acquiring Fund of all the Obligations of such Target Fund followed by the complete liquidation of such Target Fund immediately thereafter and the dissolution and termination of such Target Fund as soon as practicable thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by a Target Fund and an Acquiring Fund, (ii) the basis and holding period of the assets received by an Acquiring Fund, (iii) the nonrecognition of gain or loss by a Target Fund’s shareholders upon the receipt of the Acquisition Shares, (iv) the basis and holding period of the Acquisition Shares received by a Target Fund’s shareholders and (v) an Acquiring Fund’s ability to succeed to and take into account the items of its corresponding Target Fund described in section 381(c) of the Code follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinions are limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion letter is furnished to each Fund solely for its benefit in connection with its respective Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of each Fund may rely on this opinion letter with respect to the Reorganization involving their Fund, it being understood that we are not establishing any attorney-client relationship with any shareholder of any Fund. This opinion letter is not to be relied upon for the benefit of any other person.

Columbia Funds Series Trust

BMO Funds, lnc.

December 10, 2021

We hereby consent to (i) the filing of this opinion letter as an exhibit to the Registration Statement on Form N-14 (File No. 333-258917) relating to the Reorganizations with the Securities and Exchange Commission (the “Registration Statement”), (ii) to the discussion of this opinion letter in the Combined Proxy Statement/Prospectus dated October 6, 2021 relating to the Registration Statement and (iii) to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Vedder Price P.C.

SCHEDULE A

The Funds participating in each Reorganization are as follows:

Target Company	Target Fund	Acquiring Company	Acquiring Fund
BMO Funds, Inc.	BMO Short Tax-Free Fund	Columbia Funds Series Trust	Columbia Short Term Municipal Bond Fund

BMO Funds, Inc.	BMO Short-Term Income Fund	Columbia Funds Series Trust	Columbia Short Term Bond Fund